Exhibit g 2 e

MainStay VP Funds Trust

May 1, 2016

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02110

Attention: MainStay Group of Funds Client Manager

Re: MainStay VP Funds Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as the MainStay VP Small Cap Core Portfolio effective May 1, 2016.

In accordance with Section 2, the Delegation of Authority to Act as Foreign Custody Manager provision, of the Amended and Restated Master Delegation Agreement dated as of January 1, 2011, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio(s) under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 3 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

MAINSTAY VP FUNDS TRUST

By: /s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title:   President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Gunjan Kedia

Name: Gunjan Kedia

Title:   Executive Vice President, Duly Authorized

Effective Date: May 1, 2016